UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36878	20-8627710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 313-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 1, 2018, pursuant to the terms and conditions of that certain Agreement and Plan of Merger by and between National Commerce Corporation (the “Company”) and Landmark Bancshares, Inc. (“Landmark”), dated April 24, 2018 (the “Merger Agreement”), Landmark merged with and into the Company (the “Merger”). On the same date, First Landmark Bank, a Georgia state-chartered bank and wholly owned subsidiary of Landmark (“First Landmark Bank”), merged with and into National Bank of Commerce, a wholly owned subsidiary of the Company. The Merger and the Merger Agreement were approved by Landmark’s shareholders at a special meeting held on July 26, 2018.

As a result of the Merger, each issued and outstanding share of Landmark common stock was converted into the right to receive 0.5961 shares of the Company’s common stock and $1.33 in cash, without interest. In addition, the Company will pay $47.22 in cash in lieu of any fractional share of the Company’s common stock otherwise issuable following the application of the foregoing exchange ratio. As a result of the Merger, the Company will pay approximately $5,208,854 in cash (including cash in lieu of fractional shares) and issue approximately 2,334,585 shares of NCC common stock as consideration.

This description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective immediately upon consummation of the Merger on August 1, 2018, and in accordance with the terms of the Merger Agreement, the size of the NCC board of directors increased by one member, and William D. Smith, Jr., a director of Landmark, was selected by the Company’s board of directors to fill the vacancy. Aside from the terms of the Merger Agreement, there are no arrangements or understandings between Mr. Smith and any other person pursuant to which he was appointed as a director of the Company. Additionally, there are no related person transactions involving Mr. Smith and the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Smith will receive the compensation that other directors of the Company receive, as determined by the Company’s board of directors from time to time.

In connection with his appointment as a director, Mr. Smith entered into an indemnification agreement with the Company, effective as of August 1, 2018, the form of which has been previously approved by the Company’s board of directors and entered into by each of the Company’s current directors and executive officers (the “Indemnification Agreement”). The Indemnification Agreement requires the Company to indemnify Mr. Smith to the fullest extent permitted by Delaware law and is in addition to protections provided in the Company’s certificate of incorporation and bylaws. Under the Indemnification Agreement, Mr. Smith will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions brought, or threatened to be brought, against him in connection with his duties. The Indemnification Agreement also contains various covenants by the Company as to the maintenance of directors’ and officers’ liability insurance.

This description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is incorporated herein by reference to Exhibit 10.1.

Item 8.01.	Other Events.

On August 1, 2018, the Company issued a press release announcing the completion of the Merger. A copy of the press release is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired

In reliance on General Instruction B.3 of Form 8-K, the Company is not including in this Current Report on Form 8-K financial statements of Landmark otherwise required by this Item because the Company has previously filed substantially the same information in its Registration Statement on Form S-4 (File No. 333-225524), as amended (the “Registration Statement”).

(b)     Pro Forma Financial Information

In reliance on General Instruction B.3 of Form 8-K, the Company is not including in this Current Report on Form 8-K pro forma financial statements relative to the Merger otherwise required by this Item because the Company has previously filed substantially the same information in the Registration Statement.

(d)     Exhibits

Exhibit No.	Description of Exhibit

2.1

Agreement and Plan of Merger by and between National Commerce Corporation and Landmark Bancshares, Inc., dated as of April 24, 2018 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-36878), filed on April 24, 2018)

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 000-55336), filed on January 26, 2015)

99.1	Press Release dated August 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATIONAL COMMERCE CORPORATION

August 1, 2018	/s/ William E. Matthews, V
William E. Matthews, V
Vice Chairman and Chief Financial Officer